MONETTA TRUST
FIRST AMENDMENT
 TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 1st. day of November, 2015, to the Fund Accounting Servicing Agreement dated as of  September 27, 2012, (the “Agreement”), is entered into by and between Monetta Trust, a Massachusetts business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the agreement and the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Section 15. Term of Agreement; Amendment is superseded and replaced in its entirety with the following:

15.	Term of Agreement; Amendment
This Agreement shall become effective as of November 1, 2015 and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

(signatures on the following page)

11/2015

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MONETTA TRUST

By: /s/ Robert S. Bacarella

Name: Robert S. Bacarella

Title: President
U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael R. McVoy

Name: Michael R. McVoy

Title: Executive Vice President

Amended Exhibit A to the Fund Accounting Servicing Agreement – Monetta Trust
Fund Accounting Services Fee Schedule effective November 1, 2015

Minimum Annual Base Fee on First $[ ] Per Fund*

$[ ]
▪ [ ] basis point on the next $[ ] million in assets
▪ [ ] basis point on net assets in excess of [ ]
▪ Additional base fee of $[ ] for each additional class
▪ Additional base fee of $[ ] per manager/sub-advisor per fund (waived if only 1 sub-advisor for fund)
▪ Additional base fee of $[ ] for master/feeder products per feeder fund

Pricing Services**
▪ $[ ]   - Domestic Equities, Options, ADRs
▪ $[ ]   - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards,    Currency
                   Rates
▪ $[ ]   - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                   Bonds, Asset Backed Securities, Mortgage Backed Securities
▪ $[ ]   - Bank Loans
▪ $[ ]   - Credit Default Swaps
▪ $[ ]   - Swaptions, Index Swaps
▪ $[ ]   - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪ $[ ] /Foreign Equity Security per Month for Corporate Action Service
▪ $[ ] /Domestic Equity Security per Month for Corporate Action Service
▪ $[ ] /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**
▪ $[ ] on the First 100 Securities
▪ $[ ] on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. : All schedules subject to change depending upon the use of derivatives – options, futures, short sales, swaps, bank loans, etc.

Chief Compliance Officer Support Fee*
▪ $[ ] /year

Out-Of-Pocket Expenses
Including but not limited to SWIFT processing and customized reporting.

Additional Services
Master/Feeder structures and additional services mutually agreed upon.

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average effective November 1, 2016
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

11/2015